EXHIBIT 99.2 Q3 2019 Letter to Shareholders Nov 07, 2019 | yelp-ir.com

Yelp drives customers to great local businesses As the saying goes, a picture is worth a thousand words. Portfolio gives life to the projects 2 I have done by turning pictures 19 of my work into stories that my future customers can relate to. “–Jorge Ramos, JGR Construction Yelp Q3 2019 Star rating as of November 6th, 2019

Third Quarter 2019 Highlights

- **Net revenue was $262 million,** up 9% from the third quarter of 2018, consistent with our outlook, driven primarily by growth in Advertising revenue
- **Net income, which includes $7 million in fees related to shareholder activism, was $10 million, or $0.14 per diluted share,** compared to Net income of $15 million, or $0.17 per diluted share, in the third quarter of 2018
- **Adjusted EBITDA[1] grew to $58 million,** an increase of $8 million, or 16%, compared to the third quarter of 2018. Adjusted EBITDA margin increased one percentage point to 22% also in line with our outlook
- **Cash provided by operating activities was $51 million for the third quarter of 2019,** and we ended the third quarter with cash, cash equivalents and marketable securities of $417 million
- **Shares repurchased totaled approximately 2.3 million** in the third quarter at an aggregate cost of $77 million, which contributed to a 14% reduction of our outstanding shares since the start of the year
- **We expect to accelerate revenue growth and expand Adjusted EBITDA margin again in the fourth quarter of 2019.** Specifically, we expect Net revenue to grow 11-13% over the prior year with Adjusted EBITDA margin increasing by 2-3 percentage points over 2018 levels


Net revenue
+9%
$241M
$262M
3Q18
3Q19
Net Income²
-33%
$15M
$10M
3Q18
3Q19
Adjusted EBITDA¹
+16%
$50M
$58M
21%
22%
3Q18
3Q19
App unique devices
+11%
34M
38M
3Q18
3Q19
Paying advertising locations
+7%
524k
563k
3Q18
3Q19
Cumulative reviews
+17%
171M
199M
3Q18
3Q19

Note: Reported figures are rounded; the year-over-year percentage changes are calculated based on reported financial statements and metrics

[1] Refer to the accompanying financial tables for further details and a reconciliation of the non-GAAP measures presented to the most directly comparable GAAP measures.

[2] 3Q19 includes approximately $7 million of fees related to shareholder activism.

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Yelp Q3 2019

Dear fellow shareholders,

Our third quarter results show the progress we are making as we execute our long-term strategic plan. **Year-over-year Net revenue growth reaccelerated to 9%, up from the 5% year-over-year increase we reported in the second quarter.** To deliver faster growth, we improved advertiser retention by driving more leads for our clients. We also increased Local sales force productivity by expanding our product portfolio and retaining more veteran sales reps. In our multi-location business, we won new mandates and grew client spend by providing attribution insights, introducing new ad formats, and improving our account coverage.

Our strategic initiatives have also helped us grow more profitably. We drove stronger revenue growth in the third quarter on lower sales force headcount from this time last year. We also generated double-digit growth in App Unique Devices while reducing marketing expense by nearly half, which helped deliver a 140 basis-point year-over-year increase in Adjusted EBITDA margin for the third quarter. These strong fundamentals allowed us to repurchase $475 million of stock this year, including $77 million in the third quarter.

With the continued execution of our long-term plan, **we expect to accelerate year-over-year revenue growth to double digits for the fourth quarter, while generating at least two percentage points of Adjusted EBITDA margin improvement** compared to the fourth quarter of 2018. The combination of improving revenue growth and strengthening Adjusted EBITDA margins reinforces our confidence in achieving the long-term financial targets we shared with you at the start of the year.

Revenue growth accelerated in the third quarter

y/y % change in Net revenue



6%
5%
9%
1Q19
2Q19
3Q19

4 / 19
Yelp Q3 2019

Driving strong revenue growth

Creating more value for our business customers

In the third quarter, **we generated 42% more ad clicks for Yelp advertisers than in the year-ago quarter, resulting in a 22% year-over-year decrease in the cost per click** ("CPC"). The resulting increase in value, along with better targeting, helped improve local advertiser retention by a mid-teens percentage compared to the third quarter of last year. We see additional opportunities to build upon this year's retention gains by generating even more leads to advertisers at lower costs. To do so, we are working to further enhance the quality and targeting of our ads. We are also executing on several additional initiatives designed to improve advertiser retention, such as enhancing reporting and offering more ways to customize campaigns.


Volume of Ad Clicks
42%
3Q18
3Q19


Average Cost Per Click
-22%
3Q18
3Q19

Expanding Yelp's product offerings

Local advertisers have rapidly adopted the new products we launched this year. At the end of the third quarter, **subscribing locations for Verified License and Business Highlights more than doubled from the end of the second quarter, exceeding 50,000** in total. These new products have energized our Local sales team, driving stronger sales force productivity. This, in turn, helped accelerate year-over-year Advertising revenue growth, even with lower Local sales headcount compared to last year. Our lower-priced products have also proven a strong fit for the Self Serve channel—which drove nearly one-third of the active Verified License and Business Highlights subscribed locations—helping to propel Self Serve revenue growth to nearly 40% in the third quarter. By expanding our product offering, we now have the opportunity to bundle these features into customized solutions tailored to the specific needs of our most important customer categories.


Verified License & Business Highlights active locations more than doubled
>3K
>25K
>50K
1Q19
2Q19
3Q19

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Yelp Q3 2019

Capturing the multi-location opportunity

Our multi-location business continued to generate strong results in the third quarter. **Revenue from these larger advertisers grew 21% compared to the prior-year quarter, with particular strength among our National clients.** Delivering compelling advertising solutions and expanding National coverage have helped us achieve significant progress towards our goal of working with more of the largest national advertisers. At the end of the third quarter, about one-third of the largest 250 domestic restaurants and retailers by revenue* were Yelp clients. Spending by existing National clients also increased by a mid-teens percentage year over year.

To continue the momentum with multi-location advertisers, we are providing clients with new offerings that highlight their products and experiences directly in search results and on their profile pages. Showcase Ads, for example, have been well received, as several quick-service restaurant chains launched successful campaigns using this new product to promote new menu items and limited-time offers over the summer. Ahead of the important holiday season for our retail and restaurant clients, we also launched a video feature within the business profile to highlight products featured in Showcase Ads. Over the next year, we plan to deliver additional attribution insights and new ad formats, increase National client coverage, and expand into more verticals to continue to drive strong growth in the multi-location business.

Showcase Ads highlight national advertisers' offerings


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Enhancing the consumer experience

Engaging consumers with compelling **"only on Yelp" experiences such as Yelp Waitlist and Yelp Reservations helped drive continued double-digit year-over-year growth in App Unique Devices** in the third quarter, while enabling us to reduce our overall marketing spending by nearly half this year. To deliver an even more compelling user experience, we rolled out personalization to app users in the third quarter. This new experience allows consumers to share their personal preferences and lifestyle attributes, which we use to customize the recommendations they see on their Yelp home screens. As we move into the coming year, we plan to modernize the app interface with a fresh new look and feel.

A more personalized Yelp user experience


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Yelp Q3 2019

Winning in our key categories

We are not only driving efficient consumer usage growth **in the Restaurants category, we are also dialing up our focus on monetization.** In the third quarter, we more than doubled diners seated via Yelp from last year, while adding even more offerings in our most trafficked customer category. We launched Yelp Connect, which allows restaurants to push updates—such as what's new on their menus, happy hour specials, and upcoming events—to consumers who have a demonstrated interest in their businesses on Yelp. We also added new functionality to Yelp Waitlist, including predictive wait times and a 'Notify Me' feature to help diners get seated at times they desire. We believe these new products and features will not only delight consumers, but also drive valuable repeat business to local business subscribers.

Our Home & Local Services business continued to thrive in the third quarter, as year-over-year revenue growth in our largest Advertising revenue category accelerated into the mid-teens. Since the start of this year, we have nearly doubled paid leads for Home & Local Services clients, providing them with an even more compelling advertising experience. We have upgraded search results and business pages in the category and improved consumer-to-business matching in Request A Quote. These product enhancements, along with continued adoption of Request A Quote, led to a more than 30% year-over-year increase in projects submitted by consumers in the third quarter. Looking ahead, we are working to drive more paid leads to our service professional clientele and provide them with greater control over the types of leads they receive.

Yelp Connect drives valuable repeat business


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Yelp Q3 2019

Delivering improved long-term profitability The progress we have achieved towards our long-term strategy has helped Growth accelerated with deliver stronger Adjusted EBITDA margins. Improved retention, faster fewer Local sales reps multi-location growth, and increased sales force productivity have accelerated Local sales headcount revenue without expanding our Local sales team. We also remain on track to achieve the $25 million in annualized cost savings outlined at the start of the -5% year—we have shifted sales hiring and several administrative functions outside of San Francisco, and our investments to drive consumer traffic in the Restau- rants category have enabled us to reduce spending to grow consumer traffic. These initiatives, and our focus on overall expense management, have helped us drive nearly half of the incremental revenue we generated for the year to 3Q18 3Q19 date through to Adjusted EBITDA. We believe the continued execution of our long-term strategic plan will yield sustainable expense leverage over the next several years. Engaging features drive efficient user acquisition In summary, We are proud of our team’s early achievements in executing our long-term Marketing expense, YTD strategic plan and we look forward to sharing more on our progress in the -46% coming year. Sincerely, 9M18 9M19 8 19 Jeremy Stoppelman James Miln Yelp Q3 2019

Financial Review Our 2019 financial results reflect our adoption of ASC 842, which we adopted on a modified retrospective basis on January 1, 2019. Third Quarter Results Net revenue grew to $262 million in the third quarter of 2019, an increase Net revenue of 9% over the third quarter of 2018, in the middle of our third quarter 9% business outlook range of 8-10%. Advertising revenue was $253 million in the third quarter of 2019, a 9% increase over the third quarter of 2018, driven by year-over-year growth in the number of Paying advertising locations, reflecting improved advertiser retention and productivity from our local advertising sales force. The number 3Q18 3Q19 of Paying advertising locations in the third quarter grew 7% year-over- year to 563,000, and it grew by 14,000 locations from the second quarter of 2019. Transactions revenue was $3 million in the third quarter of 2019, up slightly from the third quarter of 2018. Other services revenue was $6 million in the third quarter of 2019, up 14% from the third quarter of 2018, driven by an increase in the number of custom- ers purchasing our Yelp Waitlist and Yelp Reservations subscription products. 9 19 Three Months Ended September 30, Net revenue by product 2019 2018 Advertising $ 253,098 $ 232,502 Transactions 3,074 3,042 Other services 6,302 5,552 Total net revenue $ 262,474 $ 241,096 Yelp Q3 2019

Operating expenses Operating expenses Cost of revenue was $17 million in the third quarter of 2019, up $2.3 COR % of Revenue million, or 16%, compared to the third quarter of 2018, primarily due to an increase in third-party advertising fulfillment costs as well as website 6% 6% infrastructure expense. Gross profit was $246 million, up 8% from the third quarter of 2018, while Gross margin of 94% remained consistent with the 3Q18 3Q19 second quarter of 2019 and third quarter of 2018. Sales and marketing expenses totaled $128 million in the third quar- S&M % of Revenue ter of 2019, up 5% from the third quarter of 2018, primarily resulting from 51% higher commissions related to stronger sales force productivity and a higher 49% proportion of tenured sales representatives. Advertising sales headcount during the third quarter of 2019 declined by 1% compared to the third quar- ter of 2018, driven by a 5% year-over-year decrease in our Local advertising sales team. An increase in overall employee costs was partially offset by 3Q18 3Q19 lower marketing expenses in the third quarter of 2019, primarily due to continued efforts to optimize our marketing spend. We expect overall sales headcount to decline modestly by the end of 2019, as our decreasing reliance on adding Local sales headcount to drive revenue growth more than offsets the growth of our multi-location sales teams. Product development expenses were $57 million in the third quarter, up PD % of Revenue 5% compared to the third quarter of 2018, as a result of employee costs 22% 22% associated with increased headcount. We continue to expand our product 10 and engineering teams to support our increased focus on business-owner 19 products and marketplace transaction features, as well as to continue enhancing the Yelp consumer experience. 3Q18 3Q19 General and administrative expenses were $40 million in the third quarter, up 31% or $9 million compared to the third quarter of 2018, pri- G&A % of Revenue marily due to $7 million in fees related to shareholder activism. Other G&A expenses—including employee, consulting, facilities, and overhead costs— 15% 13% increased 8% year over year to support the growth of the business. Total costs and expenses were $253 million in the third quarter, up from $231 million in the third quarter of 2018, driven primarily by an increase in employee costs associated with increased headcount. 3Q18 3Q19 Fees related to shareholder activism Yelp Q3 2019

Net income and Earnings per share

Net income was $10 million in the third quarter of 2019 compared to a net income of $15 million in the third quarter of 2018.

Diluted earnings per share was $0.14 in the third quarter of 2019, down from the $0.17 we reported in the third quarter of 2018, primarily as a result of the above-mentioned fees, which were partially offset by a 17% reduction in weighted average diluted shares outstanding resulting primarily from our share repurchases.


Net Income
-33%
3Q18
3Q19

Adjusted EBITDA

Adjusted EBITDA was $58 million in the third quarter of 2019, consistent with our outlook range, and represented a 16% increase from $50 million in the third quarter of 2018. Adjusted EBITDA margin improved to 22% in the third quarter of 2019 compared with 21% in the year-ago quarter, driven by controlled growth in operating expenses. Stock-based compensation expense was $29 million in the third quarter of 2019, flat with the third quarter of 2018.


Adjusted EBITDA
16%
3Q18
3Q19

Balance sheet and cash flow

At the end of September 2019, **Yelp held $417 million in cash, cash equivalents and marketable securities on its consolidated balance sheet, with no debt.** In the third quarter, we spent $77 million to repurchase 2.3 million shares under our remaining share repurchase authorization. During the quarter, we also used $10 million in cash to cover employee tax liabilities associated with the vesting of restricted stock units that were settled through net share withholding. Reflecting these activities, **outstanding shares were reduced by 14% from the beginning of the year.** Since initiating our repurchase program in August 2017, we have now returned $675 million to shareholders as part of our program designed to reduce dilution and manage shareholder capital wisely. We will continue to repurchase shares under the current authorization, of which $25 million remained as of quarter end.


Returned over $675m to shareholders via repurchases
$200M
$250M
$250M
$700M
Jul'17
Nov'18
Feb'19
Total
Authorization Date
Completed as of Sep 30 '19
Remaining Authorization

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Yelp Q3 2019

Fourth Quarter and Full Year 2019 Business Outlook

Based on the strengthening trends across the business, we expect year-over-year revenue growth to accelerate sequentially to double digits for the fourth quarter, resulting in full year 2019 revenue growth within the Business Outlook range we provided at the start of the year. Specifically, **we expect fourth quarter 2019 Net revenue to grow by 11% to 13% compared with the fourth quarter of 2018, and we expect Adjusted EBITDA margin to expand by two to three percentage points** compared to the fourth quarter of 2018.

	Fourth Quarter 2019	Full Year 2019
Net revenue growth (y-y)	11% to 13%	8%
Increase in Adjusted EBITDA* as a % of Net revenue	2ppt to 3ppt	2ppt to 3ppt
Stock-based compensation expense as a % of Net revenue	12%	12%
Depreciation and amortizationas a % of Net revenue	5%	5%

*Yelp has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

Net Revenue Outlook


$943M
+8%
2018
2019E

Adjusted EBITDA Margin Outlook


19%
+2-3 ppts
2018
2019E

Quarterly Earnings Webcast

Yelp will host a live webcast today at 2:00 p.m. PT to discuss the third quarter 2019 financial results. The webcast can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website.

About Yelp

Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos, and review content, Yelp provides a one-stop local platform for consumers to discover, connect, and transact with local businesses of all sizes by making it easy to request a quote, join a waitlist, and make a reservation, appointment, or purchase. Yelp was founded in San Francisco in July 2004.

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Yelp Q3 2019

Condensed Consolidated Balance Sheets (In thousands; unaudited) September 30, December 31, 2019 2018 Assets Current assets: Cash and cash equivalents $ 123,402 $ 332,764 Short-term marketable securities 258,414 423,096 Accounts receivable, net 101,441 87,305 Prepaid expenses and other current assets 16,042 17,104 Total current assets 499,299 860,269 Long-term marketable securities 34,964 – Property, equipment and software, net 113,935 114,800 Operating lease right-of-use assets 207,852 – Goodwill 103,459 105,620 Intangibles, net 10,778 13,359 Restricted cash 22,127 22,071 Other non-current assets 36,355 59,444 13 Total assets $ 1,028,769 $ 1,175,563 19 Liabilities and Stockholders’ Equity Current liabilities: Accounts payable $ 3,139 $ 6,540 Accrued liabilities 71,739 54,522 Operating lease liabilities - current 57,013 – Deferred revenue 4,222 3,843 Total current liabilities 136,113 64,905 Long term liabilities: Operating lease liabilities - long-term 186,056 - Other long-term liabilities 4,036 35,140 Total liabilities 326,205 100,045 Stockholders’ equity Common stock – – Additional paid-in capital 1,220,048 1,139,462 Accumulated other comprehensive loss (13,297) (11,021) Accumulated deficit (504,187) (52,923) Total stockholders' equity 702,564 1,075,518 Total liabilities and stockholders' equity $ 1,028,769 $ 1,175,563 Yelp Q3 2019

Condensed Consolidated Statements of Operations (In thousands, except per share data; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2019	2018	2019	2018
Net revenue	$ 262,474	$ 241,096	$ 745,371	$ 699,033
Costs and expenses:				
Cost of revenue[1]	16,514	14,177	45,754	43,618
Sales and marketing[1]	127,655	121,759	374,016	362,054
Product development[1]	56,661	53,764	169,302	158,046
General and administrative[1]	39,703	30,302	101,927	90,892
Depreciation and amortization	12,391	10,713	36,507	31,250
Total costs and expenses	252,924	230,715	727,506	685,860
Income from operations	9,550	10,381	17,865	13,173
Other income, net	3,063	3,921	11,645	9,950
Income before income taxes	12,613	14,302	29,510	23,123
(Provision for) benefit from income taxes	(2,552)	684	(5,781)	281
Net income attributable to common stockholders	**$ 10,061**	**$ 14,986**	**$ 23,729**	**$ 23,404**
Net income per share attributable to common stockholders:				
Basic	**$ 0.14**	**$ 0.18**	**$ 0.31**	**$ 0.28**
Diluted	**$ 0.14**	**$ 0.17**	**$ 0.30**	**$ 0.26**
Weighted-average shares used to compute net income per share attributable to common stockholders:				
Basic	**70,773**	**84,008**	**75,975**	**83,865**
Diluted	**73,712**	**88,724**	**79,315**	**89,271**

[1]Includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2019	2018	2019	2018
Cost of revenue	$ 1,054	$ 1,162	$ 3,415	$ 3,345
Sales and marketing	7,683	7,941	23,143	23,514
Product development	15,250	14,536	46,572	41,878
General and administrative	5,249	5,555	17,876	16,995
Total stock-based compensation	**$ 29,236**	**$ 29,194**	**$ 91,006**	**$ 85,732**

14 | 19
Yelp Q3 2019

Condensed Consolidated Statements of Cash Flows (In thousands; unaudited) Nine Months Ended September 30, 2019 2018 Operating activities Net income attributable to common stockholders $ 23,729 $ 23,404 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 36,507 31,250 Provision for doubtful accounts 15,259 19,285 Stock-based compensation 91,006 85,732 Noncash lease cost 31,379 – Deferred income taxes (673) – Other adjustments (2,559) (2,793) Changes in operating assets and liabilities: Accounts receivable (29,395) (24,956) Prepaid expenses and other assets (2,312) (2,085) Operating lease liabilities (31,002) – Accounts payable, accrued liabilities and other liabilities 17,329 (13,722) Net cash provided by operating activities 149,268 116,115 15 19 Investing activities Purchases of marketable securities (396,648) (572,788) Maturities of marketable securities 530,597 460,800 Release of escrow deposit 28,750 – Purchases of property, equipment and software (29,950) (33,937) Other investing activities 383 64 Net cash provided by (used in) investing activities 133,132 (145,861) Financing activities Proceeds from issuance of common stock for employee stock-based plans 15,813 21,835 Repurchases of common stock (474,993) (71,993) Taxes paid related to net share settlement of equity awards (32,784) (41,081) Net cash used in financing activities (491,964) (91,239) Effect of exchange rate changes on cash, cash equivalents and restricted cash 258 197 Change in cash, cash equivalents and restricted cash (209,306) (120,788) Cash, cash equivalents and restricted cash - Beginning of period 354,835 566,404 Cash, cash equivalents and restricted cash - End of period $ 145,529 $ 445,616 Yelp Q3 2019

Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands; unaudited) Three Months Ended September 30, Nine Months Ended September 30, 2019 2018 2019 2018 Reconciliation of GAAP net income to EBITDA and adjusted EBITDA: Net income $ 10,061 $ 14,986 $ 23,729 $ 23,404 Provision for (benefit from) income taxes 2,552 (684) 5,781 (281) Other income, net (3,063) (3,921) (11,645) (9,950) Depreciation and amortization 12,391 10,713 36,507 31,250 EBITDA $ 21,941 $ 21,094 $ 54,372 $ 44,423 Stock-based compensation 29,236 29,194 91,006 85,732 Fees related to shareholder activism* 7,116 – 7,116 – Adjusted EBITDA $ 58,293 $ 50,288 $ 152,494 $ 130,155 Net revenue $ 262,474 $ 241,096 $ 745,371 $ 699,033 Adjusted EBITDA margin 22% 21% 20% 19% 16 *Recorded within general and administrative expenses on our Condensed Consolidated Statements of Operations 19 Yelp Q3 2019

Non-Financial Metrics

	3Q17	4Q17	1Q18	2Q18	3Q18	4Q18	1Q19	2Q19	3Q19
Key operational metrics (thousands)									
App Unique Devices[1]	30,162	28,845	30,115	32,062	34,025	32,891	35,001	36,737	37,662
Paying Advertising Locations[2]	463	478	508	517	524	541	529	549	563
Paying Advertising Accounts[3]	155	163	177	194	194	191	192	197	209
Sales Headcount	3,050	3,300	3,300	3,350	3,700	3,850	3,450	3,300	3,650
Active Local Claimed Business Locations[4]	3,538	3,682	3,877	4,053	4,203	4,342	4,491	4,628	4,785
Other non-financial metrics (thousands)									
Cumulative Reviews	142,036	148,298	155,328	162,969	170,865	177,385	184,386	191,735	199,309
Desktop Unique Visitors[1]	83,592	76,748	73,668	73,939	68,807	62,140	62,779	61,797	62,427
Mobile Web Unique Visitors[1]	73,508	64,221	69,901	72,328	74,789	69,148	68,891	76,650	80,590
Total Headcount	5,050	5,200	5,250	5,300	5,700	6,000	5,550	5,400	5,900
Repeat Rate[5]	78%	77%	71%	69%	72%	74%	71%	71%	71%
Advertising revenue by vertical									
Home & Local Services	31%	31%	32%	33%	34%	33%	33%	35%	36%
Restaurants	15%	14%	14%	14%	14%	14%	14%	13%	14%
Beauty & Fitness	12%	12%	12%	12%	12%	12%	12%	12%	12%
Health	11%	11%	11%	10%	10%	10%	10%	10%	9%
Shopping	9%	9%	8%	8%	8%	9%	8%	8%	8%
Other	22%	22%	23%	22%	21%	22%	23%	21%	21%

Note: Desktop unique visitors and mobile website unique visitors are calculated using Google Analytics, while we calculate App Unique Devices internally. For further discussion of the differences in how these metrics are calculated and their limitations, please review the "Key Metrics-Traffic" section of our most recent Quarterly Report on Form 10-Q

[1] On a monthly average basis

[2] All business locations associated with a business account from which we recognize revenue in a given month, averaged for the quarter

[3] Paying advertising accounts comprise all business accounts from which we recognize advertising revenue in a given three-month period

[4] Active claimed local business locations represent the number of active business locations that are associated with an active business owner account as of a given date. Active business locations consist of all business locations that are listed on our platform that have not been marked as closed as of a given date. A business location becomes associated with a business owner account when a business representative visits our platform and claims the free business listing page associated with the business.

[5] Repeat rate as defined as the percentage of existing Paying advertising accounts from which we recognized advertising revenue at some point in the immediately preceding 12-month period

For more information about the Company, including the factors that could affect the Company's operating results, is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Quarterly or Annual Report filed with the SEC, available at www.yelp-ir.com or the SEC's website at www.sec.gov

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Yelp Q3 2019

Non-GAAP Financial Measures

This letter and statements made during the above referenced webcast may include information relating to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure."

We define EBITDA as net income, adjusted to exclude: provision for (benefit from) income taxes; other income, net; and depreciation and amortization.

We define Adjusted EBITDA as net income, adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items. For the third quarter of 2019, these other income and expense items consisted of fees related to shareholder activism. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are key measures used by Yelp management and the board of directors to understand and evaluate core operating performance and trends, to prepare and approve Yelp's annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP").

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of Yelp's financial results as reported under GAAP. Some of these limitations are:

- although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
- EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, Yelp's working capital needs;
- Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
- EBITDA and Adjusted EBITDA do not reflect tax payments that may represent a reduction in cash available to Yelp;
- Adjusted EBITDA does not take into account any costs that management determines are not indicative of ongoing operating performance, such as restructuring and integration costs in 2017 and fees related to shareholder activism in 2019; and
- other companies, including those in Yelp's industry, may calculate EBITDA and Adjusted EBITDA differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider EBITDA, Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, Net income (loss) and Yelp's other GAAP results.

Forward-Looking Statements

This letter contains, and statements made during the above-referenced webcast will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding:

- Yelp's expected financial results for the fourth quarter and full year 2019, including its expectation of revenue growth accelerating sequentially to double digits for the fourth quarter while generating two to three percentage points of Adjusted EBITDA margin improvement compared to the fourth quarter of 2018;
- Yelp's confidence in achieving the long-term financial targets it shared at the start of the year;
- Yelp's ability to build on this year's retention gains by generating even more leads to advertisers at lower cost and further enhance the quality and targeting of its ads;
- Yelp's ability to improve advertiser retention by offering more ways to customize campaigns and enhancing ads reporting;
- Yelp's opportunity to package certain features into solutions to address the specific needs of its most important customer segments;
- Yelp's plan to deliver additional attribution insights and new ad formats, increase National client coverage, and expand into more verticals to continue to drive strong growth in the multi-location business;
- Yelp's belief that new products and features will not only delight consumers, but also drive valuable repeat business to local business subscribers;

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Yelp Q3 2019

> Yelp’s work to drive more paid leads to its service profes- Factors that could cause or contribute to such differences sional clientele and provide them with greater control over also include, but are not limited to, those factors that could the types of leads they receive; affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Manage- > Yelp remaining on track to achieve the $25 million in annu- alized cost savings outlined at the start of the year; ment’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on > Yelp’s belief that the continued execution of its long-term Form 10-K or Quarterly Report on Form 10-Q at http://www. strategic plan will yield sustainable expense leverage over yelp-ir.com or the SEC’s website at www.sec.gov. the next several years; and Undue reliance should not be placed on the forward-looking > Yelp’s plans and ability to reduce dilution and return capital to shareholders, including through its share repurchase statements in this letter or the above-referenced webcast, program and plans to continue to buy back shares in the which are based on information available to Yelp on the date fourth quarter of 2019. hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may Yelp’s actual results could differ materially from those pre- be announced and/or completed after the date hereof. Yelp dicted or implied by such forward-looking statements and assumes no obligation to update such statements. reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: > Yelp’s limited operating history in an evolving industry; > Yelp’s ability to generate sufficient revenue to maintain profitability, particularly in light of its significant ongoing sales and marketing expenses, its ongoing investments in Yelp Reservations, Yelp Waitlist and Yelp WiFi Marketing, 19 and the sale of Eat24; 19 > Yelp’s ability to successfully manage the acquisition and integration of new businesses, solutions or technologies, as well as to monetize the acquired products, solutions or technologies; > Yelp’s reliance on traffic to its website from search engines like Google and Bing and the quality and reliability of such traffic; > Yelp’s ability to generate and maintain sufficient high qual- ity content from its users; > maintaining a strong brand and managing negative public- ity that may arise; > maintaining and expanding Yelp’s base of advertisers, par- ticularly as an increasing portion of advertisers have the ability to cancel their ad campaigns at any time; > Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities; and > Yelp’s ability to purchase shares under the stock repur- chase purchase program, or the modification, suspension or termination of that program. Yelp Q3 2019